SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SYNTHEMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

Notice of 2007 Annual Meeting of Stockholders
to be held on Monday April 23, 2007

Notice is hereby given that the Annual Meeting of Stockholders of SYNTHEMED, INC., a Delaware corporation (the “Company”), will be held at the offices of Eisner LLP, 750 Third Avenue, New York, NY 10117 on Monday, April 23, 2007, at 9:00 a.m. local time (the “Meeting”) for the following purposes:

1.	To consider and vote on the election of six directors;

2.	To ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The close of business on February 23, 2007, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company's offices for a period of 10 days prior to the Meeting. The stock transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By the order of the Board of Directors,

Richard L. Franklin, MD
Chairman

Iselin, New Jersey
Dated: March 12, 2007

SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SyntheMed, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be held at the offices of Eisner LLP, 750 Third Avenue, New York, New York 10117 on Monday, April 23, 2007 at 9:00 a.m., local time, and for any adjournment or adjournments thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption “Election of Directors” and for the ratification of the appointment of Eisner LLP as the independent registered public accounting firm for the Company.

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to holders of the Company's Common Stock, par value $.001 per share (the “Common Stock”), is March 21, 2007.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or by other electronic means. Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

VOTING

Only holders of shares of Common Stock of record as at the close of business on the record date are entitled to vote at the Meeting. The record date for the Meeting is February 23, 2006 (the “Record Date”). On the Record Date there were issued and outstanding 83,021,479 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting. The presence in person or by proxy of the holders of a majority of the Common Stock outstanding on the Record Date shall constitute a quorum for the purposes of the Meeting. The stockholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Shares treated as a broker non-vote or abstention will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted.

Required Votes

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect the nominees as directors. Stockholders may vote “FOR” any or all nominees or may “Withhold Authority” to vote for the nominees. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company. Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting outcome of this proposal.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Information Concerning Nominees

At the Meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees, except Mr. Joerg Gruber, is currently a director of the Company. Mr. Edward A. Celano, currently a director of the Company, has elected to not stand for reelection. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

The following table sets forth the names of the nominees and certain information with regard to each nominee:

Name of Nominee	Age	Director Since	Position with Company

David G. P. Allan	65	June 2003	Director
Barry R. Frankel	56	June 2003	Director
Richard L. Franklin, MD	61	December 2000	Chairman
Joerg Gruber	46
Robert P. Hickey	61	July 1996	President, CEO, CFO & Director
Walter R. Maupay, Jr.	67	July 1996	Director

Nominees for Election at the Meeting

David G. P. Allan has served as a director of the Company since June 2003. Since February 1998, Mr. Allan has been Chairman & CEO of YM BioSciences, Inc., a publicly traded, Toronto-based life sciences company focused on cancer therapy. From March 1992 to January 1998, Mr. Allan served as Executive Director of Yorkton Securities Inc., an investment banking firm. From February 1987 to February 1992, Mr. Allan served as a Director of Loewen, Ondatjee McCutcheon, Inc., an investment banking firm.

Barry R. Frankel has served as a director of the Company since June 2003. Since March 1993, Mr. Frankel has served as Managing Partner of The Frankel Group, a life sciences management consulting firm. From October 1982 to February 1993, Mr. Frankel served as President of SJ Weinstein Associates, a healthcare marketing and communications firm. From October 1977 to September 1982, Mr. Frankel served in senior marketing and strategy positions at Pfizer.

Richard L. Franklin, MD, has served as Chairman of the Board of Directors of the Company since June 2003 and as a director of the Company since December 2000. Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company. From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company. From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry. From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm.

Joerg Gruber co-founded Clubb Capital Limited, a London-based corporate finance and venture capital firm with a focus on healthcare, in 1995 and has acted as its Chairman since 1999. From April 1990 to June 1995, Mr. Gruber worked as an independent venture capital consultant. From November 1988 to March 1990, Mr. Gruber served as Director of Fixed Income Sales for Shearson Lehman. From March 1985 to October 1988 he was an institutional sales executive in the Fixed Income Division of Goldman Sachs in London. He is currently a director of Scandinavian Minerals Limited, a mining company listed on the Toronto Stock Exchange.

Robert P. Hickey has served as Chief Financial Officer of the Company since March 2000, President and Chief Executive Officer of the Company since May 1996 and as a director of the Company since July 1996. From May 1999 to June 2003, Mr. Hickey served as Chairman of the Board of Directors of the Company. From May 1994 until joining the Company, Mr. Hickey was founder and president of Roberts Healthcare Resources, Inc., a company engaged in project consulting to Fortune 500 and leading edge companies in the healthcare industry. From 1975 to 1994, Mr. Hickey served in various positions at Johnson & Johnson. From 1992 to 1994, Mr. Hickey was vice president, marketing and director of Ethicon, Inc., a unit of Johnson & Johnson.

Walter R. Maupay, Jr. has served as a director of the Company since July 1996. At his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb and president of Calgon Vestal Laboratories. From May 1988 to January 1995, Mr. Maupay had been president of Calgon Vestal Laboratories, a division of Merck & Co., Inc. From 1984 to 1988, Mr. Maupay served as vice president of Calgon Vestal Laboratories. Mr. Maupay is currently a director of the following publicly traded companies: Kensey Nash Corporation, Polymedica, Inc. and Cubist Pharmaceuticals.

General Information Concerning the Board and its Committees

The Board met four times in the fiscal year ended December 31, 2006. It is the Company’s policy that directors who stand for election at the Annual Meeting attend the Annual Meeting. All of the incumbent directors who are nominees for election at the 2007 Annual Meeting of Stockholders attended the 2006 Annual Meeting of Stockholders.

The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board annually elects from its members the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. During the last fiscal year each of the directors then serving attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he served as a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the period for which he served as a director) except Mr. Celano.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the establishment and supervision of guidelines and policies in support of the Board relating to Board composition, corporate governance and performance evaluation of the Board and management. The committee, all of whose members are independent within the meaning of the rules of the Nasdaq Stock Market, is composed of Mr. Maupay as Chairman and Messrs. Allan and Frankel. During fiscal 2006, the Nominating and Corporate Governance Committee did not meet separately from the Board but performed its duties in the context of Board meetings. A copy of the committee’s charter was included as Appendix A to the Company’s proxy statement for its 2005 annual stockholder meeting. The charter is not included on the Company’s website.

Audit Committee. The Audit Committee is composed of three directors, all of whom are independent within the meaning of the rules of the Nasdaq Stock Market. The Audit Committee reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects the independent registered public accounting firm. In addition, the committee monitors the non-audit services of the independent registered public accounting firm. During fiscal 2006, the Audit Committee met once. In addition, during 2006, the Chairman met with the independent registered public accounting firm to review each of the Company’s Form 10-QSB filings. The members of the Audit Committee are Mr. Celano as Chairman, Mr. Allan and Dr. Franklin. While each of the members of the Audit Committee is financially literate and has accounting and finance experience, none of such individuals is deemed a “financial expert” within the meaning of Securities and Exchange Commission regulations. Given the limited resources of the Company, and the qualifications of the existing committee members, the Board of Directors has determined not to devote resources at this time to locating a suitable “financial expert” to serve on the Audit Committee. For additional information relating to the Audit Committee, see the Report of Audit Committee on page 9 of this proxy statement.

Compensation Committee. The Compensation Committee reviews and recommends to the Board remuneration arrangements, compensation plans and approves option grants for the Company's officers, key employees, directors and others. While executive officer salaries are predetermined based on employment agreements, in evaluating discretionary bonus compensation and merit salary adjustments for executive officers, the committee considers, among other things, performance compared to goals and objectives, competitive market data and, particularly with respect to the grant of stock options, the desired level of equity holdings. In determining compensation and performance criteria for executives other than the Chief Executive Officer, the committee considers the recommendation of the Chief Executive Officer. The committee periodically reviews and recommends approval of outside director compensation arrangements. Among the factors considered by the committee in recommending such arrangements are the number and nature of committees served, competitive market data and need to balance equity and cash compensation. The committee cannot delegate its authority to non-committee members and has not historically relied on third party consultants to assist in determination of compensation arrangements. The Compensation Committee is composed of Mr. Frankel as Chairman and Messrs. Celano and Maupay. During fiscal 2006, the Compensation Committee met four times. A copy of the committee’s charter is included as Appendix A to this proxy statement. The charter is not included on the Company’s website.

Director Nomination Process. The Nominating and Corporate Governance Committee is responsible for recommending to the Board those individuals it believes should be nominated for election or reelection as members of the Board. The Company’s directors play an important role in guiding the Company’s strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, including particular experience in areas relevant to the Company’s business activities, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. In determining individuals to recommend for nomination, the Committee will consider candidates recommended by stockholders, in addition to Committee-identified candidates. Stockholders wishing to recommend nominees for election at the 2008 Annual Meeting should provide all relevant background material for the candidate, including curriculum vitae, to the Chairman of the Committee, at the address of the Company, in advance of the date set forth herein for receipt of stockholder proposals for the 2008 Annual Meeting. The nomination of Mr. Joerg Gruber for election as a director was recommended by Mr. Gruber as a stockholder and by certain non-management directors.

PRINCIPAL STOCKHOLDERS

Set forth below is information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of any class of voting securities of the Company, all directors (including nominees), the Named Executive Officers (as defined in “Executive Compensation - Summary Compensation Table”) and all directors (including nominees) and executive officers of the Company as a group, as of February 23, 2007. The address of the officers and directors (including nominees) named in the following table is c/o SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin New Jersey 08830.

Name and Address of Beneficial Owner or Number in Group	Shares of Common Stock Beneficially Owned (1)	Percent of Class

Joerg Gruber	5,739,765(2)	6.8%

Robert P. Hickey	3,807,034(3)	4.4%

Richard L. Franklin, MD	3,313,424(4)	3.7%

Eli Pines, Ph.D.	1,951,580(5)	2.3%

Walter R. Maupay	906,775(6)	1.1%

David G. P. Allan	765,000(7)	1.0%

Edward A. Celano	640,827(8)	0.8%

Barry R. Frankel	345,000(9)	0.4%

All executive officers and directors as a group (8 persons)	17,469,405(10)	18.3%

(1)
Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or dispose of the securities regardless of any economic interest therein. In accordance with such rules, shares beneficially owned includes shares that the named person has the right to acquire upon exercise of options and warrants, or upon conversion of convertible securities, within 60 days from February 23, 2007 and does not include shares underlying such securities that may be held by such persons that are not exercisable or convertible currently or within such period or that are subject to performance-based vesting. All shares listed are beneficially owned, and sole voting and investment power is held by the persons named, except as otherwise noted.

(2)
Includes 700,000 shares of Common Stock issuable upon exercise of warrants held by Mr. Gruber as well as 409,700 shares and 1,196,065 shares underlying warrants held by Clubb Capital Limited, of which Mr. Gruber is Chairman and a director. Mr. Gruber disclaims beneficial ownership of the securities held by Clubb Capital Limited, except to the extent of his pecuniary interest therein.

(3)	Includes 3,739,450 shares of Common Stock issuable upon exercise of options.
(4)	Includes 3,200,000 shares of Common Stock issuable upon exercise of options.
(5)	Represents shares of Common Stock issuable upon exercise of options.
(6)	Includes 590,033 shares of Common Stock issuable upon exercise of options.
(7)	Includes 315,000 shares of Common Stock issuable upon exercise of options.
(8)	Includes 578,021 shares of Common Stock issuable upon exercise of options.
(9)	Represents shares of Common Stock issuable upon exercise of options.
(10)	Includes 12,615,149 shares of Common Stock issuable upon exercise of options and warrants.
.
EXECUTIVE COMPENSATION

The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company during the fiscal year ended December 31, 2006, to the Company’s principal executive officer and two other most highly compensated executive officers whose annual compensation exceeded $100,000 in fiscal 2006 (the “Named Executive Officers”).

Summary Compensation Table for 2006

Name and Principal Position	Salary ($)	Bonus (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Robert P. Hickey	285,000	45,000	321,000	3,800	654,800
President, CEO & CFO

Eli Pines, Ph. D.	212,000	25,000	227,000	-	464,000
Vice President and
Chief Scientific Officer

(1)
Bonuses had previously been determined in mid fiscal year based on achievement of 12-month performance targets that did not coincide with the fiscal year. Beginning in 2007, the Company elected to determine bonuses earlier in the year based achievement of performance targets tied to the fiscal year. As a result, 2006 bonus amounts reflect a prorated portion of the annual amount budgeted in respect of the 2006/2007 performance targets.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 and prior fiscal years as well as extensions during 2006 of certain stock options granted in prior years to each of the Named Executive Officers, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants as well as the 2006 option extensions, refer to Note F [3] of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to Note B [7] in the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2005. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers. In 2006, Mr. Hickey was granted options to purchase an aggregate of 500,000 shares and Dr. Pines was granted options to purchase an aggregate of 330,000 shares. The options vest and become exercisable in two equal annual installments beginning on the grant date, April 2006, are exercisable at $0.80 per share, the fair market value of the common stock on the date of grant, and expire ten years from the grant date.

(3)
This column reports the total amount of other compensation provided, no item of which individually exceeded the greater of $25,000 or 10% of the total amount of such other compensation for the Named Executive Officer. For Mr. Hickey, the amount listed reflects the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Hickey.

The following table sets forth certain information with respect to all outstanding equity awards as of December 31, 2006 to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End for 2006

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date

Robert P. Hickey	48,507	-	1.44	3/9/2007
	51,493	-	1.44	3/9/2007
	20,000	-	0.09	3/31/2007
	34,300	-	0.05	3/31/2007
	10,000	-	0.19	3/31/2007
	50,000	-	1.31	5/28/2007
	46,126	-	2.00	5/29/2007
	53,876	-	4.00	5/29/2007
	25,148	-	0.14	5/31/2007
	100,000	-	0.09	10/12/2007
	100,000	-	0.56	12/5/2007
	500,000	-	0.12	3/21/2009
	500,000	-	0.12	3/21/2010
	500,000	-	0.12	3/21/2011
	250,000	-	0.43	4/23/2011
	200,000	-	0.45	5/24/2011
	200,000	-	0.55	5/24/2012
	200,000	-	0.65	5/24/2013
	166,667	-	0.36	4/22/2012
	166,667	-	0.36	4/22/2013
	250,000	-	0.80	4/25/2016
	-	166,666	0.36	4/22/2014
	-	250,000	0.80	4/25/2016
	3,472,784	416,666

Eli Pines, PhD	50,000	-	0.81	2/18/2007
	20,580	-	0.05	3/31/2007
	6,000	-	0.19	4/1/2007
	50,000	-	0.56	5/5/2007
	15,000	-	1.31	5/28/2007
	233,333	-	0.12	3/21/2010
	233,333	-	0.12	3/21/2011
	100,000	-	0.43	4/23/2011
	200,000	-	0.45	5/24/2011
	200,000	-	0.55	5/24/2012
	200,000	-	0.65	5/24/2013
	76,667	-	0.36	4/22/2012

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date

	76,667	-	0.36	4/22/2013
	165,000	-	0.80	4/25/2016
-		76,666	0.36	4/22/2014
-		165,000	0.80	4/25/2016
	1,859,914	241,666

Employment and Related Agreements

Effective June 19, 2006, we amended and restated the employment agreements and entered into change of control agreements with our executive officers, Mr. Robert Hickey and Dr. Eli Pines. Mr. Hickey serves as our President, CEO and CFO and as a member of our Board of Directors, and Dr. Pines serves as our Vice President of Research and Chief Scientific Officer. The initial term of Mr. Hickey's prior employment agreement expired at the end of May 2006. In March 2006 we entered into a new employment agreement with Dr. Pines when the initial term of his prior employment agreement expired. The new changes to Dr. Pines' employment agreement largely conform to changes made to Mr. Hickey's new agreement.

Employment Agreements

The amended and restated employment agreements have an initial term of three years from the date of the expiration of the initial term of the prior agreements, May 29, 2006 for Mr. Hickey and March 1, 2006 for Dr. Pines. The agreements are subject to automatic renewal thereafter for one-year periods unless earlier terminated. Mr. Hickey is currently entitled to an annual base salary of $300,000 and Dr. Pines is currently entitled to an annual base salary of $225,000, subject to annual cost of living increases and such bonuses and stock options as the Board of Directors shall determine. The present base salary levels became effective January 1, 2007. The executives have the right to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, including medical and savings and retirement plans, and receive the benefits and perquisites generally provided to employees of the same level and responsibility. Each executive is entitled to agreed upon vacation. We are required to obtain life insurance coverage on the life and for the benefit of Mr. Hickey in an amount equal to a multiple of his base salary then in effect.

Under certain circumstances, we may become obligated to pay severance to the executives under the employment agreements. These circumstances include (i) our failure to renew the agreement at the expiration of the term, (ii) our termination of executive's employment without cause and (iii) executive's resignation for "good reason" (as defined in the agreements). The severance obligation is equal to 12 months of base salary for Mr. Hickey and six months of base salary for Dr. Pines. The severance obligation also includes the cost of premiums for health insurance benefits that the executive would otherwise have been entitled to receive during such period following termination of employment. Each employment agreement contains confidentiality, ownership of intellectual property, non-compete and non-solicitation provisions.

Change of Control Agreements

Effective June 19, 2006, we also entered into change of control agreements with each of Mr. Hickey and Dr. Pines. The agreements are designed to help ensure that our company will have the benefit of the continued services and dedication of these executives, notwithstanding the possibility, threat or occurrence of a change of control. Under the agreements, and subject to the terms thereof, the executives will be entitled to certain payments and other benefits in the event their employment is terminated or they resign for "good reason" in connection with a "change of control" of our company, as those terms are defined in the agreements. Subject to the terms of the agreements, these benefits and payments generally include (i) accelerated option vesting, (ii) extended option exercisability notwithstanding termination of employment, (iii) continued entitlement to participate in group health plans for a period of one year following termination of employment at the same cost rate charged to then-current employees and (iv) payment to the executive by our company in 12 equal monthly installments of (A) a multiple of the executive's highest base salary in effect during the one-year preceding termination of employment and (B) the greater of the previous year's annual bonus received by the executive or the executive's current year target annual bonus. For Mr. Hickey the multiple is 200% and for Dr. Pines the multiple is 150%. Severance payments under the employment agreements will reduce the severance payment obligations under the change of control agreements.

Director Compensation

 In May 2006, the Board of Directors modified the existing arrangements for compensation of our non-employee directors by reducing the annual stock option component and adjusting the annual cash component from a per meeting fee to a fixed quarterly fee. Under the new arrangement, each of our non-employee directors is entitled to receive, as full compensation for service as a director, including service on any committee of the Board of Directors:

•	A cash payment of $2,500 per calendar quarter; and

•
An annual option grant under our existing option plan(s) to purchase 65,000 shares of common stock, plus an annual option grant to purchase an additional 10,000 shares of common stock for each chairmanship of the full Board or committee thereof. The options, which the Board shall endeavor to grant at each annual meeting of the Board of Directors, shall have an exercise price equal to the fair market value on the date of grant, shall be vested in full immediately upon grant and shall expire ten years from the grant date.

We reimburse all directors, including employee directors, for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board.

The following table sets forth certain information with respect to total compensation earned by all members of the Board of Directors during the year ended December 31, 2006, other than Mr. Hickey whose compensation is disclosed in the Summary Compensation Table for 2006 above. Mr. Hickey does not receive additional compensation in his role as a director.

Director Compensation for 2006

Name	Fee Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

David G.P. Allan	8500	47000	55500

Edward A. Celano	9500	65,000	74,500

Barry R. Frankel	9500	55000	64500

Richard L. Franklin, MD	9500	55000	64500

Walter R. Maupay, Jr.	9500	63,500	73,000

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the directors in 2006 and prior fiscal years as well as the fair value of the extensions, during 2006, of certain stock options granted in prior years to Messrs. Celano and Maupay, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 3 of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2006, as filed with the SEC. The following directors listed in the table have outstanding option awards at 2006 fiscal year-end: Mr. Allan (315,000 shares), Mr. Celano (578,543 shares), Mr. Frankel (345,000 shares), Dr. Franklin (3,200,000 shares) and Mr. Maupay (610,107 shares).

Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2006, certain information concerning equity compensation plans for employees and directors of and consultants to the Company:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans
approved by security holders	1,510,000	$0.80	3,490,000
Equity compensation plans not
approved by security holders	11,927,032	$0.35	190,861

Total	13,437,032	$0.39	3,680,861

727,000 fully vested options have been granted to ten individuals pursuant to the Company’s 2000 Non-Qualified Stock Option Plan at exercise prices ranging from $0.023 to $1.4375 per share and with termination dates ranging from
March 9, 2007 to April 22, 2014. Of these, the Company granted options to directors and officers as follows: 151,000 shares to Mr. Hickey, 72,000 shares to Mr. Celano and 88,000 shares to Mr. Maupay.

9,802,000 options have been granted to thirteen individuals pursuant to the Company’s 2001 Non-Qualified Stock Option Plan at exercise prices ranging from $0.12 to $0.65 per share and with termination dates ranging from June 6, 2008 to April 22, 2014. Of the total options issued, 9,669,000 are vested, 50,000 vest upon PMA approval for REPEL-CV, 50,000 vest upon IND approval for a drug delivery product and 277,000 vest on April 22, 2007. Of these, the Company granted options to directors and officers as follows: 2,850,000 shares to Mr. Hickey, 1,630,000 shares to Dr. Pines, 250,000 shares to Mr. Allan, 360,000 shares to Mr. Celano, 270,000 shares to Mr. Frankel, 3,125,000 shares to Dr. Franklin and 385,000 shares to Mr. Maupay.

1,577,000 fully vested options have been granted to fifteen individuals pursuant to other agreements at exercise prices ranging from $0.05 to $4.00 and with termination dates ranging from March 31, 2007 to May 29, 2007. Of these, the Company granted options to directors and officers as follows: 388,000 shares to Mr. Hickey, 142,000 shares to Dr. Pines, 71,000 shares to Mr. Celano and 62,000 shares to Mr. Maupay.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors, all of whom are independent within the meaning of the rules of the Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. A copy of the committee’s charter is included as Appendix B to this proxy statement. The charter is not included on the Company’s website.

The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

The Committee serves an oversight role to the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm nor can the Committee certify that the independent registered public accounting firm are “independent” under applicable laws.

In this context, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2006. Management represented to the Audit Committee that said financial statements were prepared in accordance with generally accepted accounting principles, which was affirmed by the Company’s independent registered public accounting firm, Eisner LLP. The Audit Committee has discussed with Eisner LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee.”

The Audit Committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Eisner LLP the firm’s independence.

Based on the aforementioned actions, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Edward A. Celano, Chairman
David G. P. Allan
Richard L. Franklin, MD

Audit and Other Fees

The following table summarizes fees billed to the Company by Eisner LLP for 2006 and 2005:

	2006	2005

Audit Fees	$74,000	$49,000
Audit-related Fees	-	-
Tax Fees	-	-
Other Fees	-	-

Audit fees include fees for the annual audit and review of financial statements included in that year’s Form 10-QSB filings, as well as fees for any other services normally provided by the principal accountant in connection with statutory or regulatory filings, including SEC filings, or engagements.

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 16, 2007, the Company’s Board of Directors granted options to purchase shares of common stock under the Company’s 2006 Stock Option Plan, exercisable at $.80 per share, the fair market value on the date of grant, to the Company’s executive officers: Mr. Hickey - options to purchase 200,000 shares, vesting over one year, and options to purchase 250,000 shares subject to performance-based vesting through the end of 2007; and Dr. Pines - options to purchase 130,000 shares, vesting over one year, and options to purchase 100,000 shares subject to performance-based vesting through the end of 2007. The options expire ten years from the date of grant.

On April 3, 2006, the Company sold an aggregate of 15,000,000 shares of common stock in a private placement at a purchase price of $.40 per share, resulting in gross cash proceeds of $6,000,000. In connection with the financing, the Company paid Clubb Capital Limited, who acted as placement agent, a commission equal to $590,000, representing 10% of the proceeds raised by the agent ($449,840 of which was paid, at the agent’s election, by issuance of 1,124,600 shares of common stock at the offering price of $.40 per share, and the balance of which was paid in cash) and the Company issued to or at the direction of the placement agent warrants to purchase an aggregate of 1,475,000 shares of common stock, representing 10% of the number of shares sold by the agent in the financing. The warrants are exercisable at an exercise price equal to $.60 per share at any time until April 3, 2010. The Company also reimbursed the agent for certain financing-related expenses including legal fees, totaling $44,687. In connection with the financing, the Company entered into subscription agreements and an investor rights agreement with the investors, as well as an agency agreement with the placement agent. In August 2006 a registration statement was declared effective by the SEC covering resale of the securities sold in the private placement. The Company agreed to use its best efforts to keep the registration statement effective for two years, subject to certain exceptions. Mr. Joerg Gruber, a director nominee, is Chairman and a director of Clubb Capital Limited.

In February 2006, the Company’s Board of Directors extended by one year the expiration date for all outstanding options that were otherwise scheduled to expire in 2006. All other terms of the options remained the same. Among the option holders affected were two of the Company’s non-employee directors, Mr. Maupay (64,352 shares) and Mr. Celano (72,121 shares), as well as Mr. Hickey (293,024 shares) and Dr. Pines (91,500 shares). As a result of this modification, the Company recorded a fair value charge of $370,000 in the first quarter of 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports required to be filed during 2006 by the Company’s executive officers, directors and beneficial owners of 10% or more of the Company’s Common Stock, pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, were timely filed.

PROPOSAL NO.2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, the reappointment of Eisner LLP, an independent registered public accounting firm, as the independent auditors of the Company to audit the financial statements of the Company for the current fiscal year. The Company has requested that a representative of Eisner LLP attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

OTHER MATTERS

The Board is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

Proposals for the 2008 Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders, such proposals must be received by the Company not later than November 10, 2007. Proposals should be directed to the attention of the Secretary of the Company.

Communications with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Secretary, SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830. All communications will be collected and submitted to the Board or the individual directors on a periodic basis.

ANNUAL REPORT

The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 accompanies this Proxy Statement. The Annual Report on Form 10-KSB does not constitute a part of the proxy soliciting material.

ETHICS CODE

The Company has adopted a Code of Business Conduct applicable to its employees, officers and directors. The Code is intended to comply with requirements of the Securities and Exchange Commission’s rules. Copies of the Code may be obtained by stockholders, free of charge, by mailing a request to the Company’s Secretary.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Choosing this option will save the Company the cost of producing and mailing these materials. If you hold your shares through a bank, broker or other nominee, please refer to the information provided by the institution that holds your shares and follow that institution's instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Due to technical constraints at the Company’s transfer agent, record shareholders are not yet able to elect this option.

By order of the Board of Directors,
Richard L. Franklin, MD
Chairman

Dated: March 12, 2007

Appendix A
SYNTHEMED, INC.
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Set forth below is the charter for the Compensation Committee (the "Committee") of the board of directors (the "board") of SyntheMed, Inc. (the "Company").

1.
General Purpose. The general purpose of the Committee is to aid the board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company's business objectives. For the purpose of this charter, "executive officers" are those officers that are required to be identified as executive officers in the Company's proxy statement in accordance with applicable SEC rules.

2.	Specific Responsibilities

2.1.	The Committee shall:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and, to the extent it deems appropriate, other executive officers;

•	determine and approve the compensation of the CEO;

•	review and approve, or make recommendations to the board with respect to, the compensation of the Company's other executive officers;

•
review and approve, or make recommendations to the board with respect to, any incentive-compensation plan or equity-based plan for the benefit of executive officers, including but not limited to, specific grants of stock options or other equity-based benefits for such executive officers;

•	administer any incentive-compensation plan or equity-based plan for the benefit of executive officers;

•
review and approve, or make recommendations to the board with respect to, any (i) employment agreement, severance arrangement or change in control arrangement for the benefit of executive officers or (ii) retirement or deferred compensation plan or program for the benefit of executive officers;

•	review and approve the compensation committee report on executive compensation if such report is required to be issued and included in the Company's annual proxy statement;

•	make recommendations to the board with respect to the compensation of the Company's directors, in their capacities as such.

2.2.
In evaluating CEO compensation, the Committee should consider: (i) the CEO's performance in light of the Company's goals and objectives relevant to such executive's compensation, (ii) competitive market data relevant to executive compensation and (iii) such other factors as the Committee deems appropriate. In addition, when evaluating the long-term incentive component of CEO compensation, the Committee should consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEO's at comparable companies, and the awards given to the Company's CEO in past years. In assessing the Company's performance, the Committee may consider all factors it deems appropriate including overall business conditions and conditions in the Company's principal end-markets.

2.3.
In evaluating the compensation of executive officers other than the CEO, the Committee should consider the recommendation of the CEO and such other factors as the Committee deems appropriate (including, without limitation, the factors enumerated in subsection 2.2 that the Committee deems appropriate).

2.4
The Committee shall exercise all rights, authority and functions of the board with respect to all incentive compensation and equity-based plans of the Company for the benefit of executive officers as well as other employee and consultant participants including, without limitation, the authority to interpret the terms thereof and to grant options and other awards thereunder; provided, however, that except as otherwise expressly authorized to do so by a plan or resolution of the board, the Committee shall not be authorized to amend any such plan.

2.5	The Committee shall have such other authority and responsibility as the board from time to time may delegate to it by resolution.

3.	Authority to Retain Advisors

3.1.
The Committee has sole authority to: (i) retain compensation consultants to advise with respect to director or executive officer compensation, (ii) approve the fees and other retention terms of such consultants and (iii) terminate the retention of any such consultant.

3.2.	The Committee may also retain such other advisors as it deems necessary or appropriate.

3.3.	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee.

4.	Composition and Operation of the Committee

4.1.
The Committee shall be comprised of two or more directors appointed by the board. Each member of the Committee must be "independent" within the meaning of the rules of The NASDAQ Stock Market or any other association or exchange on which the Company’s securities are quoted or listed for trading. The board may appoint one member of the Committee to serve as Chairman of the Committee.

4.2.	Any member of the Committee may be removed by the board, with or without cause, at any time.

4.3.	At all meetings of the Committee, a majority of the entire Committee shall be necessary and sufficient to constitute a quorum for the transaction of business.

4.4.
The vote of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent as provided in the Company's by-laws or applicable Delaware law.

4.5.
The Committee may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Committee may be held without notice at such time and at such place as may from time to time be determined by the Committee. Special meetings of the Committee may be called by any member of the Committee. Notice for Committee meetings, when required, shall be given in the same manner as notice for a board meeting.

4.6.	Meetings of the Committee shall be presided over by the Chairman of the Committee, if any, or in the absence of a Chairman by a chairman chosen at the meeting.

4.7.
The Committee shall conduct a self-evaluation at least annually to determine whether (i) it is functioning effectively in accordance with this Charter and (ii) whether any amendments to this Charter should be proposed to the board.

4.8.	The Committee shall record minutes of each of its meetings.

4.9.	The Committee shall make regular reports to the board on its activities. These reports may be made orally or in writing or by providing copies of relevant minutes.

4.10.
The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of members of the Committee. The requirements for action by a subcommittee shall, except as otherwise provided by act of the Committee, be the same as applicable to the Committee.

Appendix B
SYNTHEMED, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

STATEMENT OF POLICY

The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Committee serves a board level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the members in business, financial and accounting matters. The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules.

ORGANIZATION

The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, a majority of whom shall be independent of management and the Company. A Chairperson and the Committee members shall be elected annually by the affirmative vote of at least a majority of the Board of Directors.

Members of the Committee shall be considered independent if they comply with the independence rules of the National Association of Securities Dealers. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

MEETINGS

The Committee shall meet at least annually (or more frequently as appropriate) with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or its Chairperson shall meet quarterly with the independent auditors and management to review the Company’s financial statements consistent with “Responsibilities and Processes” below. The Committee shall report on a regular basis its activities to the Board and shall make such recommendations to the Board as it deems appropriate.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee shall have the power and should take the appropriate actions to set the overall corporate example for quality financial reporting, sound business risk practices and ethical behavior. The Committee shall have the power to conduct or authorize investigations into any matter within the Committee’s responsibilities. The Committee shall have unrestricted access to members of management and other employees of the Company, as well as all information relevant to carrying out its responsibilities. The Committee shall have the power to retain, at the Company’s expense, independent counsel, accountants or other advisors for such purposes as the Committee, in its sole discretion, determines to be appropriate to carry out its responsibilities.

The Committee is not expected to audit the Company, to define the scope of the audit, to control the Company’s accounting practices, or define the standards to be used in preparing the Company’s financial statements. Company management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those statements.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. The Committee shall:

1.	Evaluate, review and recommend to the Board the selection (or, where appropriate, replacement) of the Company’s independent auditors.

2.	Provide guidance to, and receive reports from, the Company’s independent auditors and financial management.

3.
Review the interim financial statements and earnings release with management and the independent auditors prior to filing the Company’s Quarterly Reports on Form 10-Q. The Chairperson may represent the entire Committee for purposes of this review.

4.	Discuss the results of the annual and quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

5.
Review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K and provide judgments about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosure in the financial statements.

6.
Prepare a report to be included in the Company’s proxy statement for each annual meeting that discloses whether the Committee (i) has reviewed and discussed the audited financial statements with management; has discussed Statement on Auditing Standards 61 (“SAS 61”) “Communicating with Audit Committees” and Independence Standards Board Standard No. 1, “Auditor Independence” with the independent auditors; and (ii) has recommended to the Board that the consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year.

7.
Meet annually with the independent auditors to review the scope, proposed audit fees and related detail of the forthcoming annual year-end audit to be conducted by the independent auditors. Review the extent of “non-audit” services and related fee proposals that may be requested from the independent auditors from time to time.

8.
Approve in advance all audit and other services provided by the independent auditors and related fees. The Committee shall not approve the engagement of the independent auditors to render non-audit services prohibited by law or rules and regulations promulgated by the Securities and Exchange Commission. The Committee shall be authorized to adopt such pre-approval policies as it deems appropriate and consistent with SEC rules and guidance.

9.
Obtain from the independent auditors a statement of the audit fees and other categories of fees billed for the last fiscal year that are required to be disclosed in the Company’s proxy statement. Discuss with the independent auditors the auditors’ independence from management and the Company, including matters in the written disclosures required by the Independence Standards Board.

10.
Review this Charter annually and recommend to the Board appropriate changes to it. In addition, confirm that the Charter is included as an appendix to the annual stockholders’ meeting proxy statement at least every three years, or promptly after any significant amendment to it.